ANNEX A
AMENDMENTS TO THE CONCURSO PLAN
The following provisions of the Concurso Plan would be amended as follows (amended provisions shown in strikethrough and underlined text).

RESTRUCTURING AGREEMENT EXECUTED PURSUANT TO ARTICLES 3, 153, 157, 165, 339 AND OTHER APPLICABLE ARTICLES OF THE MEXICAN BANKRUPTCY AND REORGANIZATION LAW (LEY DE CONCURSOS MERCANTILES) ENTERED INITIALLY INTO BY AND BETWEEN VITRO, S.A.B. DE C.V. AND THE EXECUTING CREDITORS AND FOR ITS FURTHER SUBSCRIPTION, IN ITS CASE, BY THE ADHERING CREDITORS.

INDEX

ANTECEDENTS	A-3
REPRESENTATIONS	A-4
CLAUSES	A-6
FIRST. DEFINITIONS AND EXHIBITS	A-6
Section 1.01 Defined Terms	A-10
Section 1.02 Rules of Interpretation	A-10
Section 1.03 Exhibits	A-10
Section 1.04 Representation Inclusions	A-10
SECOND. PURPOSE	A-11
THIRD. TREATMENT OF OPERATING EXPENSES, LABOR COSTS, TAXES AND OTHER INDEBTEDNESS	A-11
FOURTH. ACKNOWLEDGEMENT OF CLAIMS	A-11
FIFTH. PAYMENT AND IMPLEMENTATION	A-11
Section 5.01 Payment	A-11
Section 5.02 Implementation	A-11
Section 5.02.1 Description of the New ~~2019~~ Notes	A-12
Section 5.02.2 Description of the New Mandatory Convertible Debentures	A-13
Section 5.02.3 Cash ~~Contribution~~ Payment Description	A-14
Section 5.02.4 Restructuring Fee Description	A-14
Section 5.03 Treatment of Acknowledged Creditors	A-14
Section 5.04 Intercompany Claims; Acceptance of a Less Favorable Treatment	A-14
Section 5.05 Other obligations to consider	A-15
SIXTH. METHOD, DATE AND PLACE OF PAYMENT OF THE CASH ~~PORTION~~ PAYMENT AND THE RESTRUCTURING FEE	A-16
SEVENTH. CURRENCY	A-16
EIGHTH. FURTHER DOCUMENTS	A-16
NINTH. SUBSTITUTION OF PRIOR AGREEMENTS, NOVATION AND EXTINGUISHMENT	A-16
TENTH. BINDING EFFECT	A-17
ELEVENTH. ASSIGNMENT OF CLAIMS, SUCCESSORS AND/OR TRANSFEREES	A-17
TWELFTH. PATRIMONY	A-17
THIRTEENTH. MANAGEMENT AND SURVEILLANCE	A-17
FOURTEENTH. CONTINUANCE	A-17
FIFTEENTH. EQUAL TREATMENT	A-17
SIXTEENTH. CONCURSO PETITION AND PREVIOUS RESTRUCTURING PLAN	A-17
SEVENTEENTH. NULLITY	A-18
EIGHTEENTH. APPLICABLE LAW	A-18
NINETEENTH. JURISDICTION AND VENUE	A-18
TWENTIETH. HEADINGS	A-18

RESTRUCTURING AGREEMENT (THIS “AGREEMENT” OR “VITRO RESTRUCTURING AGREEMENT”) ENTERED INTO BY AND BETWEEN VITRO, S.A.B. DE C.V. (“VITRO”), AND THOSE PERSONS WHOSE NAMES ARE IDENTIFIED IN THE SIGNATURE PAGES OF THIS AGREEMENT ON BEHALF OF THE VITRO CREDITORS (JOINTLY REFERRED TO AS THE “EXECUTING CREDITORS”) AND THE CREDITORS WHOSE NAMES WILL BE IDENTIFIED IN THE SIGNATURE PAGES OF THIS AGREEMENT THAT FROM TIME TO TIME MAY BE INCLUDED IN THIS AGREEMENT (THE “ADHERING CREDITORS”), SUBJECT TO THE FOLLOWING ANTECEDENTS, REPRESENTATIONS AND CLAUSES:
ANTECEDENTS
I.	On October 10, 2002, Vitro registered a program for the issuance of medium term stock traded certificates (certificados bursátiles de mediano plazo) for a total sum of $2,500,000,000.00 (two billion five hundred million pesos 00/100 Mexican Currency) (the “Vitro 02 Program”). On February 13, 2003, Vitro issued 11,400,000 (eleven million four hundred thousand) stock traded certificates (certificados bursátiles) for a total amount of $1,140,000,000.00 (one billion one hundred forty million pesos 00/100 Mexican Currency) pursuant to the Vitro 02 Program (the “Cebures Vitro 03”). The common representative (representante común) for the holders of the Cebures Vitro 03 is Scotia Inverlat Casa de Bolsa, Grupo Financiero Scotiabank Inverlat.

II.	On October 22, 2003, Vitro completed an issuance throughout international markets of US$225,000,000.00 (two hundred twenty-five million dollars 00/100 Currency of the United States of America) with 11.75% Senior Notes due on 2013 (the “2013 Notes”).

III.	On February 1, 2007, Vitro completed an issuance throughout international markets of US$1,000,000,000.00 (one billion dollars 00/100 Currency of the United States of America), which consisted of US$300,000,000.00 (three hundred million dollars 00/100 currency of the United States of America) with 8.625% Senior Notes due 2012 (the “2012 Notes”) and US$700,000,000.00 (seven hundred million dollars 00/100 Currency of the United States of America) with 9.125% Senior Notes due 2017 (the “2017 Notes” and jointly with the 2013 Notes and the 2012 Notes, the “Notes”).

IV.	On September 29, 2008, Vitro issued a promissory note in favor of ABN AMRO BANK N.V. (owned at one time by RBS Bank), for US$15,000,000.00 (fifteen million dollars 00/100 Currency of the United States of America) (the “ABN Note”).

V.	On July 1, 2008, Vitro registered a program for the issuance of long term stock traded certificates (certificados bursátiles de largo plazo) for an amount of up to $1,000,000,000.00 (one billion pesos 00/100 Mexican Currency) (the “Vitro 08 Program”). On July 2, 2008, Vitro issued 4,000,000 (four million) stock traded certificates (certificados bursátiles) for $400,000,000.00 (four hundred million pesos 00/100 Mexican Currency) pursuant to the Vitro 08 Program (the “Cebures Vitro 08”, and jointly with the Cebures Vitro 03, the “Cebures”). The common representative (representante común) of the holders of Cebures Vitro 08 is Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, Fiduciario.

VI.	On September 3, 2010, Vitro entered into, as guarantor for its subsidiaries Vitro Envases Norteamérica, S.A. de C.V., Compañía Vidriera, S.A. de C.V. and Comercializadora Álcali, S.A. de C.V., a Settlement and Debt Acknowledgement Agreement with Fintech Investments Ltd., in its capacity of creditor (the “Settlement Agreement”) whereby it secured payment of the total amount of US$189,999,282.00 (one hundred eighty-nine million nine hundred ninety-nine thousand two hundred eighty-two dollars 00/100 Currency of the United States of America) plus interest accrued at 4.25% (four point twenty five percent) up to the maturity date, in favor of Fintech Investments Ltd, and executed as “aval” three promissory notes for the aforementioned amount (the “Fintech Notes”).

VII.	Vitro has reached an agreement with the Executing Creditors in order to restructure its indebtedness upon the Closing Date (as such term is defined below), pursuant to the following terms and conditions provided in this Agreement which will be filed though a concurso mercantil proceeding, in any of its modalities pursuant to what is set forth in the LCM (as defined below), including, if necessary, a concurso mercantil petition, whereby this Agreement will be attached as a prearranged agreement or a prepackage reorganization agreement.
VIII.	Pursuant to Article 339, Section IV, of the Mexican Bankruptcy and Reorganization Law (Ley de Concursos Mercantiles) (“LCM”), this Agreement contains the terms and conditions agreed between Vitro~~and~~, the Executing Creditors and, in as the case may be the Adhering Creditors, for the Vitro indebtedness restructuring; provided, however, that Vitro~~and~~, the Executing Creditors and the Adhering Creditors intend for this Agreement to become, once it has been approved by the Judge, a reorganization agreement as set forth in Title V, Sole Chapter of the LCM, in order for this Agreement, once all legal requirements have been satisfied, to be presented by means of the Conciliador (as such term is defined below) appointed in the concurso mercantil by the Federal Institute of Concurso Mercantil Specialists (“IFECOM”) pursuant to ~~Article 43, Section~~article 43 section IV if the LCM (the “Conciliador”) before all other creditors which are legally acknowledged by means of the Debt Acknowledgement Judgment (as such term is defined below), pursuant to ~~Article~~article 132 of the LCM (the “Remaining Creditors”, and jointly with the Executing Creditors, the “Acknowledged Creditors”).
REPRESENTATIONS
I.	Vitro represents, under oath and through its representatives, that:

A.	It is a corporation duly incorporated and existing under the Laws of Mexico and that its restructuring of indebtedness which is the purpose of this Agreement, as well as its execution and performance, have been duly authorized by its board of directors through its meeting held on September 24, 2010, pursuant applicable law and regulations.

B.	Its representatives have sufficient authority to enter into this Agreement, which has not been revoked or limited in any way as of the date hereof, pursuant to a certified copy of the public instrument attached hereto as Exhibit “B”, which shall also form part of this Agreement.

C.	It wishes to enter into this Agreement in order to agree on the form, restructuring terms, payment and/or novation conditions, as the case may be, of its indebtedness as set forth herein and that, on the corresponding procedural moment, are confirmed by the Debt Acknowledgement Judgment (as such term is defined below). Furthermore, it wishes that this Agreement, once approved by the Judge, be the restructuring agreement which consummates the Vitro concurso mercantil proceeding, pursuant to what is set forth in Articles 166 and 262, Section I and other relative and applicable provisions of the LCM.

D.	Pursuant to its accounting records, as of ~~[~~September~~] [30],~~ 30, it has (a) non subsidiary direct or indirect credit liabilities which amount to $~~[•]([•]~~20,508,000,000.00 (twenty billion five hundred and eight million pesos 00/100 Mexican Currency), equivalent to US$~~[•].00 ([•]~~1,640,000,000.00 (one billion six hundred and forty million dollars 00/100 Currency of the Unites States of America), (b) liabilities as a result of the “aval” granted in favor of third parties regarding its subsidiaries’ obligations which amount to $~~[•]([•]~~2,383,771,567.00 (two billion three hundred and eighty three million seven hundred and seventy one thousand five hundred and sixty seven pesos 00/100 Mexican Currency), equivalent to US$~~[•].00([•]~~190,627,335.00 (one hundred and ninety million six hundred and twenty seven thousand three hundred and thirty five dollars 00/100 Currency of the United States of America), and (c) direct or indirect subsidiary liabilities, for an amount of $~~[•]([•]~~23,872,000,000.00 (twenty three billion eight hundred and seventy two million pesos 00/100 Mexican Currency), equivalent to US$~~[•]([•]~~1,910,000,000.00 (one billion nine hundred and ten million dollars 00/100 Currency of the United States of America) (amounts mentioned in item (c) above will be referred to as “Intercompany Claims”).

E.	That the liabilities owed to the Executing Creditors represent at least [•]% of the total Vitro liabilities, pursuant to its accounting records.

F.	That it is a holding company and as such, its ability to meet its obligations is dependant on the dividends that it receives from its subsidiaries.

G.	That it acknowledges the claims of the Executing Creditors and those of the Remaining Creditors, in the amounts, degree and specific characteristics indicated in the creditors and debtors description which pursuant to Article 20, Section III of the LCM, shall be attached as an exhibit to the concurso mercantil petition to be filed.

H.	That it does not owe (i) any claims from those mentioned in Article 224, Section I of the LCM, nor (ii) any claims singularly privileged (as defined in Article 218 of the LCM), nor (iii) any claims with other guarantees and privileges (as defined in Article 219 of the LCM).

I.	That it does not have due tax claims of any kind, including but not limited to, claims related to social security claims.

J.	That the Company has not executed any specific agreements with any of its ~~Acknowledged Creditors~~creditors with regards to a repayment of indebtedness, contrary to the LCM.

K.	The execution of this Agreement does not violate or breach, or in any way contravene any provisions of its current corporate by-laws nor any law, including without limitation, the LCM.

L.	That the Company is authorized, under the laws of Mexico, to enter into and comply with its obligations set forth in this Agreement, without any other necessary authorizations, aside from those required from concurso mercantil proceedings.

M.	That it completely accepts the terms set forth herein and that this Agreement, once approved by the Judge, will provide the terms needed to Consummate the Restructuring (as such term is defined below) on the Closing Date (as such term is defined below).

II.	Each of the Executing Creditors, as well as the Adhering Creditors that execute this Agreement, hereby represents under oath that:

A.	It is Vitro’s creditor as respectively identified under its own signature page under this Agreement.

B.	As for holders of the Notes, it evidences its capacity as a Vitro creditor by means of (i) The certification issued and delivered by the Depository Trust Company (“DTC”) to Vitro, whereby the record holders are evidenced and (ii) the duly notarized and apostilled Letter of Transmittal issued and delivered by all of the last beneficial owners of the Notes (or their authorized representatives) which contains a certification regarding its ownership of the Notes regarding the beneficial owner; and (iii) the Letter of Instruction issued by the beneficial owner of the Notes to the corresponding record holder.

C.	As for holders of Cebures, it evidences its capacity as a Vitro creditor by means of (i) a Cebures deposit certificate issued by the S.D. Indeval, Institución para el Depósito de Valores, Sociedad Anónima (“Indeval”) to the brokerage houses where each holder of Cebures holds its positions and (ii) a Cebures holder’s partial certificate issued by the ~~broker who acts as a custodian for such~~ brokererage house with whom each holder of Cebures has executed an intermediary agreement pursuant to which such holder of Cebures holds its positions.

D.	It wishes to enter into this Agreement in order to agree on the form, terms and conditions of Vitro’s payment of indebtedness pursuant to what is set forth herein, which on the corresponding procedural moment, are confirmed by the Debt Acknowledgement Judgment (as such term is defined below).

Likewise it wishes that this Agreement, once approved by the Judge, be the restructuring agreement which consummates the Vitro concurso mercantil, pursuant to what is set forth in Articles 166 and 262 Section I and other related and applicable articles of the LCM.
E.	At the latest within the term provided in Article 122 Section II of the LCM, it shall request the Acknowledgement of all of its credits before the Conciliador which is appointed in Vitro’s concurso mercantil proceeding.

F.	Its representatives have the necessary authority to enter into this Agreement, which has not been revoked or limited in any way as of this date, pursuant to the document which is attached hereto as Exhibit “C”, and which shall form part of this Agreement.

III.	All parties to this Agreement represent, by means of their representative and under oath that:

A.	They mutually agree to their authority and capacity with which they execute this Agreement, for all necessary legal effects.
     As a consequence of the above, and pursuant to the previous representations, Vitro~~and~~, the Executing Creditors and, as the case may be, the Adhering Creditors agree to execute this Agreement pursuant to what is set forth if the following clauses, and as of this moment request that the Conciliador present to the Remaining Creditors this Agreement, which Vitro ~~and~~, the Executing Creditors and the Adhering Creditors propose to the Remaining Creditors for their acceptance and execution, pursuant to what is set forth in ~~Articles 4,~~ articles 4 Section I, 132, 146 and 161 of the LCM:
CLAUSES
FIRST. DEFINITIONS AND EXHIBITS
Section 1.01 Defined Terms.
Unless otherwise set forth in this Agreement, any capitalized term used herein shall have the following meaning:

TERM	DEFINITION
2012 Notes	shall have the meaning ascribed to it in Antecedent III of this Agreement.

2013 Notes	shall have the meaning ascribed to it in Antecedent II of this Agreement.

2017 Notes	shall have the meaning ascribed to it in Antecedent III of this Agreement.

ABN Note	shall have the meaning ascribed to it in Antecedent IV of this Agreement.

Acknowledged Claims	shall mean the credits which are acknowledged in the Debt Acknowledgement Judgment.

Acknowledged Creditors	shall mean all creditors which are legally acknowledged pursuant to Article 132 of the LCM by means of a definitive sentence issued by the Judge which rules over the corresponding concurso mercantil.

TERM	DEFINITION
Adhering Creditors	shall mean all Remaining Creditors that execute this Agreement.

Agreement	shall mean this Restructuring Agreement, which may be amended from time to time during the concurso mercantil proceedings, and once definitively approved by the Judge, shall be converted into the restructuring agreement provided in Title V, Sole Chapter of the LCM.

Cash ~~Contribution~~ Payment	shall mean the cash payment made on the Closing Date, as provided in Section 5.02(c) of this Agreement.

Cebures	shall have the meaning ascribed to it in Antecedent V of this Agreement.

Cebures Vitro 03	shall have the meaning ascribed to it in Antecedent I of this Agreement.

Cebures Vitro 08	shall have the meaning ascribed to it in Antecedent V of this Agreement.

Closing Date	shall have the meaning ascribed to it in Clause Sixth of this Agreement.

Conciliador	shall have the meaning ascribed to it in Antecedent VIII of this Agreement.

Consent Payment	shall have the meaning ascribed to it in the Trust.

Consummate the Restructuring	shall have the meaning ascribed to it in Clause Sixth of this Agreement.

Debt Acknowledgement Judgment	shall mean the debt Acknowledgement, degree and order sentence dictated by the Judge pursuant to what is set forth in Article 132 of the LCM.

Description of the Notes or DON	shall mean the Description of the New Notes, pursuant to the document which is attached hereto as Exhibit “D” which provides the principal characteristics of the New 2019 Notes and the New Mandatory Convertible Debentures.

Executing Creditors	shall mean all creditors which are listed in Exhibit “A” of this Agreement.

Existing Indebtedness	shall mean jointly liabilities being restructured by means of this Agreement, which include the Notes, the Cebures, the ABN Note, the Fintech Notes and the Settlement Agreement.

Extended Closing Date	shall have the meaning ascribed to it in Clause Sixth of this Agreement.

Fintech Notes	shall have the meaning ascribed to it in Antecedent VI of this Agreement.

TERM	DEFINITION
Guarantors	shall mean all Vitro subsidiaries which shall act as guarantors under the New~~2019~~ Notes, which are identified under the definition of Guarantors of Certain Definitions within the Description of the Notes.

IFECOM	shall have the meaning ascribed to it in Antecedent VIII of this Agreement.

Intercompany Claims	shall have the meaning ascribed to it in representation I.D. of this Agreement~~, expressly excluding any Intercompany Claims in the Ordinary Course of Business (as such term is defined in the Description of the Notes)~~.

Issue Date Adjustment	shall mean the adjustment or increase made by Vitro on the date the New Mandatory Convertible Debentures are issued equal to an annual rate of return of 10.50% (ten point one percent) of US$100,000,000.00 (one hundred million dollars 00/100 Currency of the United States of America) calculated for the period between Value Date and the issuance date of the New Mandatory Convertible Debentures.

Judge	shall mean the District Judge for Civil and Labor Matters in Monterrey, Nuevo Leon, who shall rule over the Vitro concurso mercantil proceeding.

LCM	shall mean the Mexican Bankruptcy and Reorganization Act (Ley de Concursos Mercantiles).

LGTOC	shall mean the Mexican Law of Credit Transactions and Negotiable Instruments (Ley General de Títulos y Operaciones de Crédito).

Mexico	shall mean the United States of Mexico.

New 2019 Notes	shall have the meaning ascribed to it in Section 5.02(a) of this Agreement.

New Cebures 2019	shall have the meaning ascribed to it in Section 5.02 (a) of this Agreement

New Debt	shall mean the indebtedness created as a result of the Restructuring Instruments.

New Mandatory Convertible Debentures	shall have the meaning ascribed to it in Section 5.02(b) of this Agreement.

New Mandatory Convertible Debentures	shall have the meaning ascribed to it in Section 5.02(b) of this Agreement.

New Notes	shall mean jointly the New 2019 Notes and the New Cebures 2019.

Notes	shall have the meaning ascribed to it in Antecedent III of this Agreement.

TERM	DEFINITION
Ordinary Course Intercompany Debt	shall have the meaning ascribed to it in the DON.

Remaining Creditors	shall have the meaning ascribed to it in Antecedent VIII of this Agreement.

Restructuring	shall have the meaning ascribed to it in Clause Second of this Agreement.

Restructuring Fee	shall have the meaning ascribed to it in Section 5.02 of this Agreement.

Restructuring Instruments	shall mean jointly the definitive documentation with regards to the 2019 New Notes, the New Cebures 2019, the New Mandatory Convertible Debentures and other documentation related to the restructuring of the Existing Indebtedness.

Settlement Agreement	shall have the meaning ascribed to it in Antecedent VI of this Agreement.

Trust	shall mean the irrevocable management and payment trust number 986 dated September 8, 2010 created by Vidriera Los Reyes, S.A. de C.V., a direct subsidiary of Vitro, in its capacity of settlor; before Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, fiduciario, in its capacity of trustee. A copy of the Trust is attached hereto as Exhibit “E”, which shall form part of this Agreement.

Value Date	shall mean January 1, 2011.

Visitador	shall mean the person appointed by the IFECOM which shall determine if Vitro complied with the provisions set forth in Article 10 of the LCM, as well as to confirm if the termination of the credits caused such actions, and shall also suggest the Judge to issue precautionary measures to be issued as considered necessary to protect the restructured assets, pursuant to Article 37 of the LCM.

Vitro	shall mean Vitro, S.A.B. de C.V.

Vitro 02 Program	shall have the meaning ascribed to it in Antecedent I of this Agreement.

Vitro 08 Program	shall have the meaning ascribed to it in Antecedent V of this Agreement.

Voting Trust	shall mean the irrevocable management trust to be created pursuant to section 5.04.~~A copy of the Voting Trust is attached here to as Exhibit “G”, which shall form part of this Agreement.~~

Section 1.02 Rules of Interpretation
     In this Agreement as well as its Exhibits:
I.	the index and headings of the Clauses and Sections are for reference only and shall not affect the interpretation of this Agreement;

II.	references to any document or agreement, including this Agreement, shall include: (a) all exhibits or other documents attached thereto; (b) all documents or agreements issued or executed to substitute such agreements; and (c) any amendments, additional modifications or compilations of such agreements;

III.	“include” or “including” are deemed to be followed by “without limitation”;

IV.	a reference to a party includes that party’s authorized successors and permitted assigns;

V.	the words “of this”, “in this” and “under this” and similar words or phrases, will refer to this Agreement in general and not to a particular provision of this Agreement;

VI.	reference to “days” shall mean calendar days;

VII.	words importing the singular include the plural and vice versa;

VIII.	references to a Clause, Exhibit or Section are references to a relevant clause or section of, or exhibit to this Agreement, unless otherwise expressly stated; and

IX.	all documents which are attached to this Agreement shall form part this Agreement as if they were fully set forth herein.
Section 1.03 Exhibits.
          The following Exhibits shall form part of this Agreement:
Exhibit “A” List of Executing Creditors.

Exhibit “B” Public instrument, which contains the power of attorney of the legal representative of Vitro.

Exhibit “C” Public instruments which contain the power of attorney of the legal representatives for the Executing Creditors.

Exhibit “D” Description of the New Notes, attached in English, accompanied by its Spanish translation.

Exhibit “E” Irrevocable Management and Payment Trust Number 986 dated September 8, 2010.

Exhibit “F” Form of Cash ~~Contribution~~Payment and Restructuring Fee.
~~Exhibit “G” Form of Voting Trust.~~

Section 1.04 Representation Inclusions.
          The parties agree that those representations made by Vitro herein are the main reason for which the Executing Creditors are executing this Agreement.

SECOND. PURPOSE.
          Pursuant to Articles 1, 48, 157, 166, 262, Section I, and other applicable articles of the LCM, the purpose of this Agreement is, subject to the terms and conditions provided herein and subject to the implementation of the transactions described herein, and subject to the approval of this Agreement by the Judge, that Vitro continues operations, preserves its existence and avoids payment default which may put at risk its viability, as well as other companies with which it maintains a business relation, through the restructuring to which the parties to this Agreement have agreed (the “Restructuring”), which includes the payment, possible capitalization, restructuring and/or novation, as the case may be, of the Acknowledged Claims with the acquittals, forbearances, restructures, grants and/or amendments and/or releases of security interests provided for and subject to the terms herein.

THIRD.	TREATMENT OF OPERATING EXPENSES, LABOR COSTS, TAXES AND OTHER INDEBTEDNESS.
          Section 3.01 General Operating Expenses.
          Vitro will continue to make payment of all direct and indirect labor and tax obligations and operating expenses, on a timely basis, as they become due, and will continue to perform under all of its contractual obligations pursuant to the LCM.
FOURTH. ACKNOWLEDGEMENT OF CLAIMS.
          Vitro hereby acknowledges and accepts to owe to the Executing Creditors and the Remaining Creditors, the claims corresponding to the Existing Indebtedness in the amounts provided under section I.D. of the representations section of this Agreement on the terms and conditions of each of the documents which originated such liabilities and for the principal amount, interest and other accessories, the amount that appears in front of the name of each Executing Creditor in each signature page of this Agreement.
          Notwithstanding the foregoing, each of the Executing Creditors ~~is~~and, as the case may be the Adhering Creditors, are, hereby obligated to file, at the latest within in the term set forth in ~~Article 122, Section~~article 122 section II of the LCM, before the Conciliador, their respective proofs of claim or debt ~~Acknowledgment~~acknowledgment petitions and to ~~undertake~~take all necessary ~~procedures in~~procedural on that regard.
FIFTH. PAYMENT AND IMPLEMENTATION.
          Section 5.01 Payment.
          Vitro will pay the corresponding Executing Creditors’ as well as the Remaining Creditors’ Acknowledged Claims, in the terms set forth herein.
          This Agreement, once approved by the Judge shall be extensive to the Remaining Creditors as provided in article 165 of the LCM.
          Section 5.02 Implementation.
          The Executing Creditors, the Adhering Creditors and Vitro will implement the Restructuring by means of the filing, voting and approval, in each case, of this Agreement pursuant to the LCM, its further recognition and enforcement in the United States of America through the filing and presentment of a Chapter 15 proceeding under the United States Bankruptcy Code, as well as by means of issuance and delivery at the Closing Date to the Acknowledged Creditors of the instruments referred to in subsections (a) and (b) as well as the payments referred to in subsections (c) and (d), as follows:
(a)	pro rata amongst the Acknowledged Creditors, the ~~Notes~~notes (the “New 2019 Notes”) or, as the case may be, at the option of each of the Acknowledged Creditors, the New Cebures (“the New Cebures 2019”), in both cases to be issued by Vitro ~~on~~in the terms and conditions provided under Section 5.02.1 of this Agreement ~~(the “New 2019 Notes”)~~;

(b)	pro rata amongst the Acknowledged Creditors, the Mandatory Convertible Debentures to be issued by Vitro ~~on~~in the terms and conditions provided under Section 5.02.2 of this Agreement (the “New Mandatory Convertible Debentures”);

(c)	pro rata amongst the Acknowledged Creditors, a cash payment for the remaining US$75,000,000.00 (seventy~~-~~ five million dollars 00/100 Currency of the United States of America) which are contributed to the Trust, once the Consent Payments have been discounted (the “Cash ~~Contribution~~Payment”); and

(d)	pro rata cash payment which shall correspond to restructuring fee resulting from the application of the formula provided under Section 5.02.4 of this Agreement (hereinafter, the “Restructuring Fee”).
          The parties agree that notwithstanding the provisions under this Agreement, creditors under the Intercompany Debt will not receive any instruments or payments described above and that their liabilities will be restructured as provided for in Section 5.04 of this Agreement.
          None of the instruments offered by Vitro pursuant to this Agreement and which comprise the New Debt will be registered under the United States Securities Act of 1933, as such has been amended from time to time, based on the exemption provided under Section 3(a)(9) of such law, nor shall they be registered before the National Stock Registry (Registro Nacional de Valores) controlled by the Mexican National Securities and Exchange Commission (Comisión Nacional Bancaria y de Valores). Therefore, Vitro, as a result of the legal opinion provided by the legal advisors for the Executing Creditors, shall have the right to implement such processes and to request from the Acknowledged Creditors, any such statements and/or certifications which are reasonably considered as necessary or convenient to verify compliance with necessary requirements to apply the corresponding legal exemptions.
          Section 5.02.1 Description of the New ~~2019~~Notes.
          The New 2019 Notes shall be issued by Vitro in and in accordance with the laws of the United States of America on the Closing Date pursuant to the terms and conditions of Section I of the Description of the Notes and the terms and conditions provided for in the corresponding New 2019 Notes indenture. Also, the New Cebures 2019 shall be issued by Vitro in and in accordance with the laws of Mexico on the Closing Date pursuant to terms and conditions identical to those governing the New 2019 Notes.
          The New 2019 Notes and the New Cebures 2019 shall:

I.	have a principal total amount, jointly, of US$850,000,000.00 (eight hundred and fifty million dollars 00/100 Currency of the United States of America);

II.	have a term of eight (8) years following the Value Date;

III.	constitute direct, unconditional and non-subordinated obligations of Vitro, and rank pari passu or identical, one on one basis, versus Vitro’s non-secured and non-subordinated debt;

IV.	be unconditionally and jointly guaranteed by each of the Guarantors;

V.	have a fixed annual interest rate of 8.0%, payable semiannually in due installments and which may be partially capitalized and paid in kind, by 50% (fifty percent), during the first 3 (three) years following the Value Date, at Vitro’s election, subject to the compliance by Vitro with certain conditions set forth in the Description of the Notes;

VI.	not have amortization or principal payments during the first 4 (four) years following the Value Date and, from the fifth year until the seventh year following the Value Date, shall have amortizations or principal payments of US$25,000,000.00 (twenty-five million dollars 00/100 Currency of the United States of America) payable semiannually;

VII.	totally or partially redeemable at Vitro’s option, at any time during their term, subject to certain conditions set forth in the Description of the Notes, at a price equal to 100% of their value plus interest generated up to the redemption date;

VIII.	be totally or partially mandatorily redeemable, in the event that Vitro (i) performs a stock issuance subject to certain conditions set forth in the Description of the Notes; and (ii) has a cash flow above the amount set forth in the Description of the Notes; and

IX.	be totally mandatorily redeemable, in the event of a change of control in Vitro at a price equal to 101% of its value plus interests generated up to the redemption date.
     All of the terms and conditions, as well as the customary and regular negative and affirmative ~~covenants~~for this kind of ~~transaction~~transactions, including without limitation, any limitations to incur in additional debt, limitations on investments and creation of liens or encumbrances, limitations on certain payments, limitations on the sale of assets, limitations of transactions with partners or affiliates, and early termination events under which the New 2019 Notes and the New Cebures 2019 will be subject, are contained in Section I of the Description of the Notes called New 2019 Notes and in the New 2019 Notes ~~indenture~~and the New Cebures 2019 indentures.
     The principal amount of the New 2019 Notes and of the New Cebures 2019 may be adjusted, pursuant to what is provided under Section 5.05 of this Agreement.
          Section 5.02.2 Description of the New Mandatory Convertible Debentures.
          The New Mandatory Convertible Debentures shall be issued by Vitro pursuant to the laws of the Unites States of America, complying with all applicable provisions under the General Law of Credit Transactions and Negotiable Instruments (Ley General de Títulos y Operaciones de Crédito), on the Closing Date pursuant to the terms and conditions of Section II of the Description of the Notes and the terms and conditions provided under the New Mandatory Convertible Debentures indenture.
          The New Mandatory Convertible Debentures shall:

I.	have a principal total amount of US$100,000,000.00 (one hundred million dollars 00/100 Currency of the United States of America) plus the Issue Date Adjustment;

II.	have a term of five (5) years following the Value Date;

III.	constitute direct obligations of Vitro, and shall rank pari passu or identical, one on one basis, versus Vitro’s non-guaranteed debt;

IV.	have an annual fixed interest rate equal to 10.50%, which may be totally capitalized and paid in kind, on an annual basis, during its term;

V.	be mandatorily convertible into shares of Vitro which represent 15% of its corporate capital at the end of its term, in the event that they are not paid in cash at the end of its term or in the absence of mandatory redemptions pursuant to the Description of the Notes;

VI.	be totally or partially redeemable at Vitro’s option, at any time during their term, subject to the terms and conditions set forth in the Description of the Notes, at a price equal to 100% of their value (subject to prepayment discounts set forth in the Description of the New Notes) plus the interest generated up to the redemption date;

VII.	be totally or partially mandatorily redeemable, in the event that Vitro (i) issues capital stock subject to certain conditions set forth in the Description of the Notes; and (ii) has a cash flow above the amount set forth in the Description of the Notes; and

VIII.	be totally mandatorily redeemable, in the event of a change of control in Vitro at a price equal to 101% of its principal plus the interest generated up to the redemption date.
          All of the terms and conditions, terms and conversion procedures, as well as the negative and affirmative covenants and early termination events which govern the New Mandatory Convertible Debentures are provided under Section II of the Description of the Notes and in the New Mandatory Convertible Debentures indenture.
          The principal amount of the New Mandatory Convertible Debentures and as a consequence the basis for the Issue Date Adjustment calculation may be adjusted, pursuant to what is provided under Section 5.05 of this Agreement.
          Section 5.02.3 Cash ~~Contribution~~Payment Description.
          Vitro shall pay in cash, on the Closing Date, pro-rata, in favor of all Acknowledged Creditors (except for Intercompany Claims), an amount equal to US$75,000,000.00 (seventy-five million dollars 00/100 Currency of the United States of America), which are contributed to the Trust, minus the Consent Payment.
          Section 5.02.4 Restructuring Fee Description.
          Vitro shall pay as a Restructuring Fee on the Closing Date, ~~in the~~pro rata, in favor of all Acknowledged Creditors (except for Intercompany Claims) an amount equal to the annual interest rate of 8.0% (eight percent) regarding the US$850,000,000.00 (eight hundred and fifty million dollars 00/100 Currency of the United States of America) calculated for the period between the Value Date and the New 2019 Note issuance.
          The principal amount used to estimate the Restructuring Fee may be adjusted, pursuant to what is provided under Section 5.05 of this Agreement.
          Section 5.03 Treatment of Acknowledged Creditors.
          All Acknowledged Creditors (except for Intercompany Claims) shall receive a pro ~~rata portion of the New 2019 Notes and~~rata portion of (i) the New 2019 Notes or the New Cebures 2019, as the case may be to the option of each of the Acknowledged Creditors, who shall notify their election to Vitro within five (5) calendar days following the date in which the Judge approves this Agreement, provided that, in the event that Vitro does not receive the election during such period, the Acknowledged Creditors will receive New 2019 Notes in exchange of their Notes and New Cebures 2019 in exchange of their Cebures, (ii) the New Mandatory Convertible Debentures, ~~as provided under the Description of the Notes, as well as~~, (iii) the Cash ~~Contribution and Restructuring~~ Payment and (iv) the Restucturing Fee.
          The parties expressly agree and accept that the terms and conditions set forth herein grant a just, equal and reasonable treatment to all claims of the Acknowledged Creditors.
          Section 5.04 Intercompany Claims; Acceptance of a Less Favorable Treatment.
          The holders of Intercompany Claims against Vitro accept that they will receive a less favorable treatment than the rest of the Acknowledged Creditors, since they shall not be entitled to receive any of the instruments and payments set forth in Section 5.02 of this Agreement.

          ~~As a substitution to what is set forth above, such~~Pursuant to the foregoing paragraph, creditors holding Intercompany Claims (except for Ordinary Course Intercompany Debt holders) accept to receive a note for the amount of ~~their Intercompany Claim~~such claims, payable within a 9 (nine) year term which shall begin on the date ~~on~~in which the New ~~2019~~Notes and the New Mandatory Convertible Debentures are issued, and shall have a fixed annual interest rate of 2.5% (two point five percent) and shall be payable in one sole single bullet payment at maturity.
          Additionally, no principal or interest payment concerning the Intercompany Claims shall be made prior to payment of principal, interest or any other amounts owed under the New ~~2019~~Notes and the New Mandatory Convertible Debentures; except for payments of principal or interest in the ordinary course of business and consistent with past practice with respect to Ordinary Course Intercompany Debt. Vitro and its subsidiaries will execute an Intercompany Subordination and Credit Agreement as set forth in the Description of the New Notes.
          Vitro and ~~the Guarantors~~its subsidiariaries shall create an irrevocable trust agreement (the “Voting Trust”) where they shall contribute all of their Intercompany Claims in order to be managed and voted pursuant to what is set forth under such Voting Trust. Such Intercompany Claims shall remain in the Voting Trust for the remainder of the credit term, or 9 (nine) years, which shall begin on the date ~~on~~in which the New ~~2019~~ Notes and the New Mandatory Convertible Debentures are issued.
          Section 5.05 Other obligations to consider.
          Pursuant to what is stated in representation I.F of this Agreement, Vitro is a holding company and it is in its best interest to achieve a comprehensive restructuring of its liabilities and those of its subsidiaries, and Vitro has included, within the economic terms set forth herein, those liabilities of its subsidiary denominated Vitro Envases Norteamérica, S.A. de C.V., which acts as a Guarantor in this Agreement, and currently owes Calyon Credit Agricole CIB (“Calyon”), an amount equal to US$63,383,806.00 (sixty three million three hundred eighty three thousand eight hundred six dollars 00/100 Currency of the United States of America) plus interest and commissions owed up to June 30, 2010 for an amount equal to US$3,905,298.00 (three million nine hundred five thousand two hundred ninety eight dollars 00/100 Currency of the United States of America). In the event the terms of this Agreement are accepted by Calyon, Vitro shall assume such debt and will deliver Calyon its proportional share of the New 2019 Notes, the New Mandatory Convertible Debentures, the Restructuring Fee and its Cash ~~Contribution~~ Payment, pursuant to what is set forth in Section 5.02 herein. Furthermore, Calyon shall be considered as an Adhering Creditor for all legal and economic purposes under this Agreement, as of the date in which the Judge approved this Agreement.
          Vitro shall grant Calyon with the same term to execute and approve this Agreement as well as to accept the benefits bestowed in its favor under this Section 5.05 as the one granted in favor of the Remaining Creditors pursuant to article 161 third paragraph of the LCM.
          In the event Calyon does not accept the benefits bestowed in its favor pursuant to this Section 5.05, the corresponding amounts of New 2019 Notes, New Mandatory Convertible Debentures and Restructuring Fee to be delivered and paid to each Acknowledged Creditor shall remain unchanged, pursuant to what is set forth in Section 5.02, and Vitro shall only reduce the amount of New 2019 Notes, New Mandatory Convertible Debentures and Restructuring Fee, in order to deduct such proportional amounts which would have been distributed to Calyon if it had accepted the rights granted in its favor; provided, however, that the Cash ~~Contribution~~ Payment available to the Acknowledged Creditors shall remain unchanged pursuant to Section 5.02(c). Furthermore, in the event Calyon does not accept the benefits bestowed in its favor pursuant to Section 5.05, Vitro shall not be in a position to offer Calyon a more favorable treatment regarding payment of its indebtedness than the treatment offered to the Acknowledged Creditors under this Agreement.

SIXTH.	METHOD, DATE AND PLACE OF PAYMENT OF THE CASH ~~PORTION~~ PAYMENT AND THE RESTRUCTURING FEE.
          Vitro shall be obligated to pay the Cash ~~Contribution~~ Payment and the Restructuring Fee, through electronic wire transfer to the account indicated by each one of the Acknowledged Creditors in a written form pursuant to the forms attached hereto as ~~Exhibit~~ Annex F, or before the court through certified or cash checks.
          Vitro must pay the Cash ~~Contribution~~ Payment and the Restructuring Fee and shall issue the New Notes, the New Mandatory Convertible Debentures, and~~,~~ in general terms consummate the Restructuring, (“Consummate the Restructuring”) provided for in this Agreement no later than (15) fifteen calendar days following the date in which the publication in the lists of the court where the concurso mercantil proceeding is taking place becomes effective, of the resolution issued by the Judge approving this Agreement (notwithstanding existing recourses or appeals pending of resolution), or the immediate following business day in the event case the effective date falls on a non-business day ( the “Closing Date”), unless:
a)	There is a court order or decree granting the provisional suspension or which legally forbids Vitro from Consummating the Restructuring, as set forth in this Agreement; or

b)	There is a recourse or appeal which, if resolved against Vitro, may invalidate this Agreement as approved by the Judge and within the fifteen (15) calendar days following the date on which the resolution approving this Agreement has become effective, the majority of the Acknowledged Creditors vote in favor of extending the Consummation Date, in which case the Closing Date shall be extended to the earlier of (A) the date in which the recourse or appeal is resolved in final and non-amendable form and (B) ten (10) months starting as of the date on which the resolution approving this Agreement becomes effective (in either case, the “Extended Closing Date”).
          For the avoidance of doubt, in the event that the recourse or appeal mentioned in paragraph (b)(i) is still pending and the majority of the Acknowledged Creditors vote against the extension of the Closing Date, then Vitro shall Consummate the Restructuring no later than the Closing Date notwithstanding such recourse or appeal. Likewise, in the event the majority of the Acknowledged Creditors vote in favor of extending the Closing Date, but such recourse or appeal is not resolved before the Extended Closing Date, then Vitro shall Consummate the Restructuring within five (5) calendar days following the Extended Closing Date or the immediately following business day if such date falls on a non-business day (except in the event that a judicial order or decree has been issued granting the provisional suspension or which legally forbids Vitro from Consummating the Restructuring).
SEVENTH. CURRENCY.
          According to the last paragraph of Article 159 of the LCM, the claims will subsist in the same currency in which they were originally agreed.
EIGHTH. FURTHER DOCUMENTS.
          The parties agree to take any necessary actions to ratify the terms of this Agreement, once approved by the Judge, and any other agreement derived therefrom, including the Restructuring Instruments, at the latest at the Closing Date.
          Vitro shall be obligated to make and cause all of the Guarantors to agree to the terms of this Agreement, once approved by the Judge, and the Restructuring Instruments pursuant to what is set forth in the Description of the Notes, through their signature to the Restructuring Instruments.
NINTH. SUBSTITUTION OF PRIOR AGREEMENTS, NOVATION AND EXTINGUISHMENT.
          Given the nature of this Agreement and the objectives of the concurso proceeding, once this Agreement is approved by the Judge in terms of Article 164 of the LCM, this Agreement and the Restructuring Instruments issued by Vitro thereto, novate, substitute and extinguish the prior obligations, indentures, instruments, documents, agreements and guarantees in which the Acknowledged Claims were stipulated or agreed upon, and also extinguishes the personal guarantees that were granted by third parties and/or Vitro’s direct or indirect subsidiaries with respect to the obligations, instruments, documents and agreements from which the claims of the Acknowledged Claims arose.
          The Acknowledged Creditors shall hereby expressly acknowledge and approve the waiver of the difference between the face amount of the Acknowledged Claims and the New Debt resulting from this Agreement, and, as a consequence of the execution of this Agreement, grant Vitro and its guarantors the fullest release with respect to such original claims, and as of the date of the judicial approval of this Agreement, only the New Debt, in the terms set forth in this Agreement shall survive.
TENTH. BINDING EFFECT.
          Pursuant to the provisions of the LCM, once this Agreement is approved by the Judge in terms of Article 164 of the LCM, it shall be mandatory to Vitro and to all the Acknowledged Creditors, including those Remaining Creditors who, through absence or explicit rejection, have not executed this Agreement.
ELEVENTH. ASSIGNMENT OF CLAIMS, SUCCESSORS AND/OR TRANSFEREES.
          The consent granted by the Executing Creditors with regards to this Agreement, as well as by the Adhering Creditors that execute this Agreement, shall be irrevocable and binds any transferee of the same, and any successor and/or assignee of the same from the moment in which this Agreement was executed; therefore, in the event there is any assignment or transfer of the claims of such creditors, the assignees, successors and/or transferees by any cause or title or reason, are bound irrevocably by the terms of this Agreement; provided, however, that the Executing Creditors and the Adhering Creditors that execute this Agreement, must ratify this Agreement in the event of amendments or modifications to the Agreement which breach or contravene the terms and conditions set forth herein, or in the event such changes or amendments materially affect any of the Executing Creditors or Adhering Creditors or any of their interests or rights as set forth herein.
TWELFTH. PATRIMONY.
          In terms of article 2964 of the Federal Civil Code, Vitro responds for the compliance of its obligations under this Agreement with its entire patrimony.
THIRTEENTH. MANAGEMENT AND SURVEILLANCE.
          During the concurso mercantil proceedings, Vitro will continue its ordinary course of business, and shall maintain management and administration of its assets under the surveillance of the court through the Conciliador, as well as during the term referred to in Clause Sixth of this Agreement, in which case surveillance will be the responsibility of its corresponding corporate entities.
FOURTEENTH. CONTINUANCE.
          Vitro agrees that during the concurso mercantil proceedings it shall comply with its operational obligations and activities in which it is involved, in order to secure the continuance of its corporate existence.
FIFTEENTH. EQUAL TREATMENT.
          This Agreement is intended, and shall be always construed in such manner, to provide equal treatment to all the Acknowledged Creditors.
SIXTEENTH. CONCURSO PETITION AND PREVIOUS RESTRUCTURING PLAN.
          The execution of this Agreement by the Executing Creditors and the Adhering Creditors implies the execution, acceptance and consent of such Executing Creditors and the Adhering Creditors with respect to the concurso mercantil petition ~~to~~ that may be filed by Vitro to be considered as a prepackaged restructuring plan, pursuant to what is set forth in Title Fourteen of the LCM.
          Subject to the condition precedent that this Agreement be approved by the Judge pursuant to ~~Article~~article 164 of the LCM, the Executing Creditors and ~~those who execute this Agreement in the future~~ the Adhering Creditors, agree and irrevocably consent to each and every one of the clauses stated herein regarding claims against Vitro which each of them holds and are indicated in the signature pages of this Agreement or the ones which result in their favor in the Debt Acknowledgement Judgment.
SEVENTEENTH. NULLITY.
          If for any reason any of the clauses of this Agreement is deemed invalid, such circumstance shall only affect that clause and the rest of the terms and conditions herein shall survive in its terms.
EIGHTEENTH. APPLICABLE LAW.
          This Agreement shall be governed by the LCM and other applicable laws pursuant to Article 8 of the LCM.
NINETEENTH. JURISDICTION AND VENUE.
          The parties that execute this Agreement and those who agree and consent to its execution in the future pursuant to Articles 161 and 162 of the LCM, agree that construction, compliance and enforcement of this Agreement will be subject to the exclusive jurisdiction of the H. District Judge which shall rule over the Vitro concurso mercantil proceeding.
TWENTIETH. HEADINGS.
          The headings of the clauses of this Agreement are merely for reference and do not affect its content.
          This Agreement is signed by Vitro~~and the~~, Executing Creditors and the Adhering Creditors, as well as by the Recognized Creditors that consent to it, on the date which appears on each signature page.
[REST OF THE PAGE WAS INTENTIONALLY LEFT BLANK]

Signature page of the Vitro Restructuring Agreement.

VITRO, S.A.B. DE C.V.
By:
Name:
Title:
Date:

Signature page of the Vitro Restructuring Agreement.
Credit:

2012 Notes

Note Number:	[ ]
Nominal Value:	[ ]

2013 Notes

Note Number:	[ ]
Nominal Value:	[ ]

2017 Notes

Note Number:	[ ]
Nominal Value:	[ ]

Cebures Vitro 03

Certificate Number:	[ ]
Nominal Value:	[ ]

Cebures Vitro 08

Certificate Number:	[ ]
Nominal Value:	[ ]
Other credits:
          Identification: [          ]
~~[~~Consent granted hereby corresponds to the amount which is acknowledged by means of the Debt Acknowledgement Judgment in favor of the Creditor’s name which is indicated below.~~]~~

[CREDITOR’S NAME]

Represented by:
Name:
Title:
Date:

EXHIBIT LIST

Exhibit “A”	List of Executing Creditors.

Exhibit “B”	Public instrument which contains the power of attorney of the legal representative of Vitro.

Exhibit “C”	Public instrument which contains the power of attorney of the legal representatives for the Executing Creditors.

Exhibit “D”	Description of the Notes, attached in English form, accompanied by its Spanish translation.

Exhibit “E”	Irrevocable Management and Payment Trust Number 986 dated September 8, 2010.

Exhibit “F”	Form of Cash Payment and Restructuring Fee.
~~Exhibit “G”~~	~~Form of Voting Trust.~~